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Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Planet Communications, Media	917.837.5866

NEURALSTEM  TO RAISE $10 MILLION IN REGISTERED DIRECT OFFERING

ROCKVILLE, Maryland, June 25, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) announced today that it has entered into definitive agreements to sell $10 million of units at $2.80 per unit in a registered-direct offering to institutional investors. The units consist of: (i) one share of common stock, and (ii) ¾ common stock purchase warrant.  The warrants have an exercise price of $3.25 and a term of three years. Neuralstem will receive gross proceeds of $10,000,000.00 before deducting placement agent fees and other offering expenses. The offering is expected to close on June 29, 2010, subject to customary closing conditions.

Neuralstem intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares are being offered and sold pursuant to a shelf registration statement relating to the offering.  A prospectus supplement relating to the offering of the shares, warrants and shares underlying the warrants will be filed with the SEC.

Noble Financial Capital Markets acted as the sole placement agent for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock. Furthermore, Neuralstem will not sell any of the shares of common stock and has been advised by Noble Financial Capital Markets that it will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC's website at http://www.sec.gov or from Noble Financial Capital Markets, 6501 Congress Avenue, Boca Raton, FL 33487.

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Neuralstem is in a Phase I clinical trial to treat ALS.  For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in it’s quarterly report on Form 10-Q for the period ended March  31, 2010.

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